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                                                                      EXHIBIT 99


JUNE 25, 2003

          WILLIAMS AND ENBRIDGE ENERGY PARTNERS AGREE TO TERMINATE DEAL

TULSA, OKLA. -- Williams (NYSE:WMB) and Enbridge Energy Partners, L.P. (NYSE:EEP) announced today that they have mutually agreed to terminate an agreement for the sale by Williams of certain South Texas natural gas transmission lines to Enbridge Partners.

Subsidiaries of Enbridge Inc. (NYSE/TSE:ENB) agreed in October 2001 to purchase the assets for approximately $41 million, conditional upon approval by the Federal Energy Regulatory Commission that Williams could abandon the facilities to Enbridge and upon a finding that the assets would not be subject to FERC jurisdiction under the Natural Gas Act after the sale. In October 2002, Enbridge assigned this purchase to Enbridge Energy Partners, L.P. in conjunction with the transfer of other assets to Enbridge Partners.

On May 2, 2003, FERC issued an order denying the abandonment of the South Texas system, which reversed a previous ruling granting the necessary approvals. This decision effectively prevents the sale from proceeding under the terms of the purchase and sale agreement.

Williams intends to pursue an alternative transaction with Enbridge Partners or other buyers under a structure that is responsive to the May 2 FERC order. The South Texas system includes unregulated gathering systems and 492 miles of FERC-regulated pipelines. The two regulated pipelines run from close to the Texas-Mexico border near Laredo, Texas, and McAllen, Texas, to Transco Station 30 where they connect with Williams' Transco mainline.

Two related transactions involving assets not subject to FERC regulation that closed in January 2002 remain in effect. Those transactions involved the sale by Williams to Enbridge of one gas treating plant, one processing plant and a gathering system. These assets also were assigned to Enbridge Partners in October 2002.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is

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no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

CONTACT INFORMATION:

        Kelly Swan          Williams Media Relations        918-573-6932

        Richard George      Williams Investor Relations     918-573-3679

        Courtney Baugher    Williams Investor Relations     918-573-5768